Exhibit 10.28

AMENDMENT NO. 4 TO CREDIT AGREEMENT

This AMENDMENT NO. 4 TO CREDIT AGREEMENT (this “Amendment”) dated as of September 8, 2006 is by and among OMNOVA Solutions Inc., an Ohio corporation (“Borrower”), the financial institutions party to this Amendment, as Lenders, and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, N.A. (Main Office Chicago)), as Agent for the Lenders. Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Credit Agreement (as hereinafter defined).

RECITALS

WHEREAS, Agent, the Lenders named therein and the Borrower are parties to that certain Credit Agreement, dated as of May 28, 2003 (as amended, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that Agent and Lenders, and Agent and Lenders have agreed to, amend the Credit Agreement as described herein upon the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

SECTION 1. Amendments to the Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 8 hereof, the parties hereto hereby agree to amend the Credit Agreement as follows:

(a) The definition of “Applicable Margin” set forth in Annex A of the Credit Agreement is hereby amended by amending and restating the grids set forth therein to read as follows:

If the Fixed Charge Coverage Ratio is:	Level of Applicable Margins:
<1.50	Level IV
>1.50, but <1.75	Level III
>1.75, but <2.00	Level II
>2.00	Level I

Low to High

	Applicable Margins
	Level I	Level II	Level III	Level IV
Alternate Base Rate Revolving Loans	0.0%	0.00%	0.25%	0.25%
Eurodollar Revolving Loans	1.25%	1.50%	1.75%	2.00%
Letter of Credit Fee	1.25%	1.50%	1.75%	2.00%
Unused Line Fee	0.125%	0.125%	0.25%	0.25%

(b) Section 7.10 of the Credit Agreement is hereby amended by deleting the word “and” immediately before clause (iv) thereto and adding the following new clause (v) to the end of Section 7.10 immediately before the period to read as follows:

“, and (v) purchase the equity interests of CPPC – Decorative Products Co., Ltd. and CG – Omnova Decorative Products (Shanghai) Co., Ltd. held by Chroen Pokphand Group so long as (1) no Event of Default has occurred and is continuing immediately before and after giving effect to such purchase, (2) after giving effect to such purchase, Borrower has average Availability for the 90 day period ending on the date of such purchase of at least $25,000,000 based on the Borrowing Base Certificates delivered to Agent during such period and (3) Borrower has Availability of at least $25,000,000 immediately after such purchase.”

(c) Section 7.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“7.14 Prepayment. Neither the Borrower nor any of its Subsidiaries shall voluntarily prepay any Debt, except (a) the Obligations in accordance with the terms of this Agreement and (b) the Senior Notes to the extent (i) permitted under Section 3.3(a) of this Agreement or (ii) so long as (A) no Event of Default has occurred and is continuing immediately before and after giving effect to such prepayment, (B) after giving effect to such prepayment, Borrower has average Availability for the 90 day period ending on the date of such prepayment is at least $25,000,000 based on the Borrowing Base Certificates delivered to Agent during such period and (C) Borrower has Availability of at least $25,000,000 immediately after such prepayment.”

SECTION 2. Representations And Warranties of Borrower. The Borrower represents and warrants that:

(a) the execution, delivery and performance by the Borrower of this Amendment has been duly authorized by all necessary corporate action and is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

(b) each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof; and

(c) neither the execution, delivery and performance of this Amendment nor the consummation of the transactions contemplated hereby does or shall contravene, result in a breach of, or violate (i) any provision of Borrower’s certificate or articles of incorporation or bylaws, (ii) any law or regulation, or any order or decree of any court or government instrumentality, or (iii) any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower is a party or by which it or any of its property is bound, except in any such case to the extent such conflict or breach has been waived by a written waiver document, a copy of which has been delivered to Agent on or before the date hereof.

SECTION 3. Acknowledgments Regarding Credit Agreement.

(a) Except as specifically amended above, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or the Lenders under the Credit Agreement or any other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any other Loan Documents. Upon the effectiveness of this Amendment, each reference in the Credit Agreement and the other Loan Documents to “this Agreement”, “hereunder”, “hereof, “herein” or words of similar import shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(c) Borrower hereby acknowledges and agrees that there is no defense, setoff or counterclaim of any kind, nature or description to the Obligations or the payment thereof when due.

SECTION 4. Costs And Expenses. As provided in Section 13.7 of the Credit Agreement, the Borrower agrees to reimburse Agent for all fees, reasonable out-of-pocket costs and expenses of the Agent (including attorney costs) in connection with the preparation, execution, delivery and administration of this Amendment (and the other documents to be delivered in connection herewith).

SECTION 5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

SECTION 6. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

SECTION 8. Effectiveness. This Amendment shall become effective upon:

(a) Receipt by the Agent of duly executed counterparts to this Amendment by the Borrower and the Lenders.

[Signature Page Follows]

This Amendment No. 4 to Credit Agreement has been executed as of the day and year first above written.

OMNOVA SOLUTIONS INC.

By:	/s/ Michael E. Hicks
Its:	Michael E. Hicks
Title:	Sr. VP & CFO

JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, N.A. (Main Office Chicago))

By:	/s/ Monica Stariha
Its:	Monica Stariha
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Peter Redington
Its:	Peter Redington
Title:	A.V.P.

FIFTH THIRD BANK

By:	/s/ Donald K. Mitchell
Its:	Donald K. Mitchell
Title:	Vice President

LASALLE BUSINESS CREDIT, LLC

By:	/s/ Trevor S. Townsend
Its:	Trevor S. Townsend
Title:	Vice President

KEY BANK NATIONAL ASSOCIATION

By:	/s/ John P. Dunn
Its:	John P. Dunn
Title:	Vice President